Exhibit 99.2

Hortonworks Prepared Financial Remarks for the Third Quarter 2017

SANTA CLARA, Calif.—November 2, 2017—Hortonworks, Inc.® (NASDAQ: HDP), a leading provider of global data management solutions, today announced financial results for the third quarter of 2017. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a live call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website at http://investors.hortonworks.com. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available on the Hortonworks Investor Relations website for approximately seven days.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ Q3 2017 Earnings Call. Today we will discuss the results announced in our press release and prepared remarks issued after market close. With me are Rob Bearden (Chairman and CEO), Scott Davidson (COO and CFO) and Scott Gnau (CTO).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events. We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release. So, with that said, I will turn the call over to Rob for some opening comments.

Rob Bearden (Chairman and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call.

As always, I want to start off by thanking our customers, the open source community, our partners and shareholders for their support. They are the driving force behind key open source global data management solutions that power data lakes, streaming analytics and data science to support a wide variety of new value drivers for our customers.

For today’s call, I will begin with a review of our business highlights and conclude with an overview of the trends we are seeing in the marketplace. Afterward, Scott will discuss our financial highlights for the third quarter and provide our outlook for the fourth quarter and full year of 2017.

Business Highlights

First off, I am very proud of our entire team’s execution in the third quarter: we grew total GAAP revenue 45% year-over-year to $69.0 million, with support subscription GAAP revenue growing 64% year-over-year. This is a tremendous accomplishment by the entire Hortonworks team as we set yet another quarterly revenue record.

When we started Hortonworks six years ago, our vision was to make Hadoop an enterprise-viable data platform that addressed the challenges faced by organizations as they transitioned to a modern data architecture to process massive amounts of new paradigm data.

To realize that vision, we first had to make significant investments in Hortonworks Data Platform (HDP®) and Hortonworks Data Flow (HDF™) to ensure they were enterprise-grade and able to manage the entire lifecycle of data—from point of origin to point of rest—and also out to the edge for internet-of-things applications. As a result of these investments, we have seen rapid adoption and accelerated expansion of our connected data platforms across multiple industries, geographies and cloud providers.

And now, companies require common access, security, data governance and operational management across multiple clusters. These clusters will include data from a broad variety of sources, which may exist both inside and outside the corporate firewall. In addition, the data is distributed across multiple tiers and diverse environments: on-premises, cloud, hybrid and multi-cloud. And finally, organizations must connect multiple data lakes and workloads to deliver differentiated analytics and, ultimately, business value. In this new world, deploying a common security protocol and establishing end-to-end governance, lineage and provenance across all of the enterprise data is critical.

Last month, we introduced the Hortonworks DataPlane Service (Hortonworks DPS™) as a solution to address the challenges of managing data with common access, security, data governance and operations across multiple clusters with data from many different sources. Hortonworks DPS is built upon, and extends, our world class core platform stack, and this simplifies the provisioning, securing, governing and operation of distributed workloads to enable a true global data management strategy.

The Hortonworks DPS uniquely leverages open source technologies like Apache Atlas and Ranger to share and extend the value of a modern data architecture across heterogeneous environments and multi-cloud data centers. Consistent with our philosophy of open source collaboration, this ensures compatibility with a broad set of data center technologies upon which new services and partner applications can be built, as well as enables the flexibility to layer over competing platforms. We will soon be offering additional services that plug into the Hortonworks DPS as well as enabling our partner ecosystem to provide their applications and services on Hortonworks DPS.

A significant value driver to the Hortonworks DPS offering comes with the announcement that IBM will integrate its IBM Unified Governance Platform with Hortonworks DPS. When this IBM solution is used with HDP, our clients will be able to define, implement and operate enterprise-wide governance programs that simplify their compliance and analytics challenges across one common framework. We are also working with IBM to make Data Science Experience, Big SQL, Big Integrate and Big Quality services natively available within the Hortonworks DPS offering. We are encouraged by the progress from this collaboration and expect to see significant traction in the marketplace with a combined Hortonworks and IBM solution stack.

We have also made great progress since announcing the Hortonworks-IBM partnership in June. Since that time, we launched an updated version of HDP that enables targeted customers to easily migrate their environment onto our platform. In the third quarter, we had several customers successfully migrate their infrastructure to HDP and expect to see many more in the coming quarters.

Industry and General Market Trends

In the third quarter of 2017, we continued to see strong customer traction globally with particular interest in HDF as customers added real-time data ingestion to their environment, which resulted in nine of our twelve largest deals including HDF. Today, we can count over half of the Fortune 100 and more than a quarter of the Fortune Global 500 companies as customers.

Within the financial services sector, the ability to trace, track and manage data globally is essential to delivering a superior customer experience, cost optimization and proper risk control. One of the largest asset managers in the world is using HDF to capture, track and analyze data from disparate systems, and is using analytics to deliver meaningful and targeted risk mitigation and compliance surveillance. Other leaders in the financial services sector have also adopted HDP and HDF to enable their next generation of intelligent anti-money laundering systems utilizing real-time analytics and machine learning to generate insights that have never been possible before. Companies like Manulife, Munich RE, Progressive and Solera have also chosen to work with us to address similar challenges.

Within the automotive sector, after a thorough and competitive evaluation, we were selected to power the Nissan Motor data lake infrastructure, where we will enable the collection of all data across the business, including data related to driving and vehicle quality. We are now enabling Nissan to use big data applications that require cross-functional data analysis, such as analyzing the battery usage in electric vehicles and quality management of the vehicles to ensure users have a smooth and seamless enhanced driving experience.

Within the telecom sector, data is critical to better understand the experience and behavior of their customers: to reduce customer loss, to build long-term loyalty and to better target marketing. Data is also critical to better understand the quality of service and capacity requirements across the carrier networks to provide a high level of service for customers while managing the high costs of maintaining and growing the network. Customers like Cox Communications and T-Mobile Austria have chosen to work with us to address similar challenges.

Like many companies, public sector organizations are also challenged with extracting actionable intelligence from data in support of IT efficiency and good government. And with their resource and budget constraints, it is an even greater challenge. Agencies like the United States Census Bureau have selected us to further their mission and help them solve some of their biggest data challenges and requirements.

Our customers are looking for solutions to “real world” problems facing chief information officers and chief development officers. They are choosing Hortonworks because they prefer an open and collaborative approach, which we believe has allowed us to consistently deliver new technology to market faster than our competition.

Summary

I am proud of the execution by our Hortonworks team, as we have collectively positioned the company for growth as we support our customers’ transformation into leading-edge, data-driven enterprises. The ecosystem continues to rally around Hortonworks because of our open and collaborative approach, as evidenced by the customer and go to market momentum. Most importantly, we are not doing this alone—again, we want to thank our customers, the open source community, our partners, employees and shareholders.

That concludes my remarks and now Scott will recap the Q3 financial highlights. Scott?

Scott Davidson (COO and CFO)

Thanks, Rob. I will start by providing details on our third quarter and conclude with our outlook for the fourth quarter and full year 2017.

As Rob mentioned, we had another record quarter, with total GAAP revenue for the third quarter of $69.0 million, up 45% year-over-year, and accelerating from the 42% year-over-year growth in the second quarter of 2017. Support subscription GAAP revenue in the third quarter was $53.2 million, up 64% year-over-year, and accelerating from the 48% year-over-year growth in the second quarter. This has been driven in part by early traction with IBM and revenue from cloud-based solutions. Support subscription GAAP revenue in the third quarter represented 77% of total revenue, our highest percentage mix historically. As I will discuss later, we are raising our revenue guidance for Q4 and full year 2017 given the revenue acceleration over the last couple of quarters this year. This has driven better gross margins and, coupled with a decline in year-over-year operating expenses, we are well positioned to achieve operating cash flow break-even in Q4.

From a deal perspective:

•	We had 12 deals over $1 million, compared to 10 in Q3 2016, and 9 of the deals in Q3 included HDF;

•	Average deal size was approximately $180 thousand, up ~20% sequentially from Q2 to Q3 2017; and

•	The average dollar-based net expansion rate was 121% over the trailing four-quarter period.

International GAAP revenue grew 62% year-over-year in the third quarter of 2017 and accounted for approximately 29% of our total GAAP revenue. Of note, the top two deals we landed in Q3 2017, in terms of total contract value, were international.

For Q3 2017, GAAP gross margin was 69%, compared to 58% for the same period in 2016. Non-GAAP gross margin expanded by 11 percentage points to 72%, compared to 61% for the same period in 2016.

Turning to expenses, Q3 2017 GAAP total operating expense was $91.8 million, compared to $92.1 million for the same period in 2016. Non-GAAP total operating expense was $65.2 million, compared to $69.0 million for the same period in 2016, down 6% year-over-year.

So, in total, GAAP revenue increased by 45% year-over-year, while total non-GAAP operating expenses decreased by 6% year-over-year. This reflects the continued spending discipline we have put in place as we drive toward our target of achieving operating cash flow break-even for the fourth quarter of 2017.

GAAP operating loss was $44.2 million for the third quarter of 2017, compared to $64.4 million for the same period last year. GAAP operating margin for the third quarter of 2017 was a negative 64%, compared to a negative 135% for the same period last year. Non-GAAP operating loss narrowed to $15.4 million for the third quarter of 2017, compared to $39.9 million for the same period in 2016. Non-GAAP operating margin was a negative 22% for the third quarter of 2017, compared to a negative 84% for the same period in 2016—an improvement of 62 percentage points.

Q3 2017 GAAP net loss was $45.4 million, or $0.67 per basic and diluted share. This compares to a GAAP net loss of $64.7 million, or $1.10 per basic and diluted share, for the same period in 2016. Q3 2017 non-GAAP net loss was $16.6 million, or $0.24 per basic and diluted share. This compares to a non-GAAP net loss of $40.2 million, or $0.68 per basic and diluted share, for the same period in 2016.

The deferred revenue balance was $229.8 million as of September 30, 2017, an increase of 24% over the $185.4 million reported as of December 31, 2016, and a 47% increase over the $156.8 million reported as of September 30, 2016.

Operating cash flow was negative $15.4 million for the third quarter, over a 50% improvement compared to negative $31.1 million for the same period last year. Our operating cash flow was negative $36.1 million for the nine months ended September 30, 2017 as compared to negative $80.9 million for the same period last year.

We exited the third quarter with a total cash and investments balance of $63.2 million and have access to another $50.0 million with the increased availability of our revolving credit facility.

Our Outlook

As of November 2, 2017, Hortonworks is providing the following financial outlook for the fourth quarter and full year of 2017:

For the Fourth Quarter of 2017

We expect

•	Total GAAP revenue of $70.0 million.

•	GAAP operating margin between negative 65% and negative 60%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $28.0 million.

•	Non-GAAP operating margin between negative 25% and negative 20%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $28.0 million.

For the Full Year of 2017

We expect

•	Total GAAP revenue of $257.0 million.

•	GAAP operating margin between negative 80% and negative 75%, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $108.0 million.

•	Non-GAAP operating margin between negative 38% and negative 33%, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $108.0 million.

GAAP operating margin outlook includes estimates of stock-based compensation and related expenses and amortization of purchased intangibles in future periods and assumes, among other things, the occurrence of no additional acquisitions, investments or restructuring and no further revisions to stock-based compensation and related expenses. That concludes my financial recap. Operator, please open the line for Q&A. Thank you.